Registration No. 333-
As filed with the U.S. Securities and Exchange Commission on April 3, 2020
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MongoDB, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	26-1463205
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
1633 Broadway, 38th Floor
New York, NY 10019
646-727-4092
(Address of principal executive offices) (Zip code)
MongoDB, Inc. 2016 Equity Incentive Plan
MongoDB, Inc. 2017 Employee Stock Purchase Plan
(Full titles of the plans)
_____________________________________
Dev Ittycheria
President and Chief Executive Officer
MongoDB, Inc.
1633 Broadway, 38th Floor
New York, NY 10019
646-727-4092
(Name and address of agent for service) (Telephone number, including area code, of agent for service)
Copies to:
Nicole Brookshire
Alison Haggerty
Cooley LLP
55 Hudson Yards
New York, NY 10001
212-479-6000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.001 per share
– 2016 Equity Incentive Plan	2,890,271 (2)	$122.01(4)	$352,641,965	$45,772.93
– 2017 Employee Stock Purchase Plan	573,825 (3)	$103.71(5)	$59,511,391	$7,724.58
Total	3,464,096		$412,153,356	$53,497.51

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class A common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A common stock.

(2)
Represents (i) an automatic annual increase equal to 5% of the total number of shares of the Registrant’s capital stock outstanding on the last day of the immediately preceding fiscal year to the aggregate number of shares of the Registrant’s Class A common stock reserved for issuance under, and which annual increase is provided by, the Registrant’s 2016 Equity Incentive Plan (as amended, the “2016 Plan”) plus (ii) 21,144 shares of the Registrant's Class A common stock that have become available for issuance under the 2016 Plan as a result of the forfeiture, termination, expiration or repurchase of stock options or other stock awards that had been granted under the Registrant's 2008 Stock Incentive Plan (the “2008 Plan”), pursuant to the terms of the 2016 Plan.

(3)
Represents an automatic increase equal to 1% of the total number of shares of the Registrant’s capital stock outstanding on the last day of the immediately preceding fiscal year to the aggregate number of shares of the Registrant’s Class A common stock reserved for issuance under, and which annual increase is provided by, the Registrant’s 2017 Employee Stock Purchase Plan (the “2017 ESPP”).

(4)
Estimated in accordance with Rule 457(c) and (h) solely for purposes of calculating the registration fee on the basis of $122.01, the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on April 2, 2020.

(5)
Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $103.71, the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on April 2, 2020, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2017 ESPP.

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, MongoDB, Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register (1) 2,890,271 additional shares of its Class A common stock under the 2016 Plan, which include additional shares pursuant to the provisions of the 2016 Plan providing for an automatic increase in the number of shares of Class A common stock reserved and available for issuance under the 2016 Plan on February 1, 2020 and additional shares that have become available for issuance under the 2016 Plan as a result of the forfeiture, termination, expiration or repurchase of stock options or other stock awards that had been granted under the 2008 Plan, pursuant to the terms of the 2016 Plan and (2) 573,825 additional shares of its Class A common stock under the 2017 ESPP, pursuant to the provisions of the 2017 ESPP providing for an automatic increase in the number of shares of Class A common stock reserved and available for issuance under the 2017 ESPP on February 1, 2020. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

PART II
ITEM 3.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:
(a)The contents of the Registrant’s Registration Statements on Form S-8 (File No. 333-221028, 333-224058 and 333-230661), filed with the Commission on October 20, 2017, March 30, 2018 and April 1, 2019, respectively;
(b)The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, filed with the Commission on March 27, 2020;
(c)All other reports of the Registrant filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items).
(d)The description of the Registrant’s Class A common stock, which is contained in a registration statement on Form 8-A filed on October 10, 2017 (File No. 001-38240) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
(e)All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8.    EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect	8-K	001-38240	3.1	October 25, 2017
4.2	Amended and Restated Bylaws of the Registrant, as currently in effect	S-1	333-220557	3.4	September 21, 2017
4.3	Form of Class A common stock certificate of the Registrant	S-1/A	333-220557	4.1	October 6, 2017
5.1*	Opinion of Cooley LLP
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.2*	Consent of Cooley LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Form S-8)
99.1	Amended and Restated 2016 Equity Incentive Plan and Forms of Stock Option Agreement, Notice of Exercise, Stock Option Grant Notice and Restricted Stock Unit Award Agreement thereunder	S-1/A	333-220557	10.2	October 6, 2017
99.2	Forms of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the Amended and Restated 2016 Equity Incentive Plan	10-K	001-38240	10.3	March 30, 2018
99.3	Amended and Restated Form of Restricted Stock Unit Award Agreement, effective as of February 26, 2020	10-K	001-38240	10.3	March 27, 2020
99.4	2017 Employee Stock Purchase Plan	S-1/A	333-220557	10.4	October 6, 2017

* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 3rd day of April, 2020.

MONGODB, INC.

By:	/s/Dev Ittycheria
Name:	Dev Ittycheria
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dev Ittycheria and Michael Gordon, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Dev Ittycheria	President, Chief Executive Officer and Director (Principal Executive Officer)	April 3, 2020
Dev Ittycheria
/s/Michael Gordon	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	April 3, 2020
Michael Gordon
/s/Thomas Bull	Corporate Controller (Principal Accounting Officer)	April 3, 2020
Thomas Bull
/s/Tom Killalea	Director	April 3, 2020
Tom Killalea
/s/Archana Agrawal	Director	April 3, 2020
Archana Agrawal
/s/Roelof Botha	Director	April 3, 2020
Roelof Botha
/s/Hope Cochran	Director	April 3, 2020
Hope Cochran
/s/Francisco D'Souza	Director	April 3, 2020
Francisco D’Souza
/s/Charles M. Hazard, Jr.	Director	April 3, 2020
Charles M. Hazard, Jr.
/s/Eliot Horowitz	Director	April 3, 2020
Eliot Horowitz
/s/John McMahon	Director	April 3, 2020
John McMahon
/s/Mark Porter	Director	April 3, 2020
Mark Porter